UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported):  March 23, 2009

TRESTLE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23000	95-4217605
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 4198, Newport Beach, California 92661
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 903-0468

Copy of correspondence to:

Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                Entry into a Material Definitive Agreement

On March 23, 2009, Trestle Holdings, Inc. (the "Company"), entered into a share exchange agreement (the “Agreement”) with Moqizone Holdings Limited, a Cayman Island corporation (“Moqizone Cayman”), the shareholders of Moqizone Cayman (the “Moqizone Shareholder”), and the principal stockholder of the Company.  Pursuant to the Agreement, the Company will acquire all of the issued and outstanding capital stock of Moqizone Cayman in exchange for the issuance of 10,743 shares of series B convertible preferred stock of the Company (“Series B Preferred Stock”) to the Moqizone Shareholders.  Each share of Series B Preferred Stock has a liquidation preference of $1,000 per share and the 10,743 shares of Series B Preferred Stock will automatically convert into 95% of the fully diluted common stock of the Company (issued as of the closing of the Agreement, prior to the issuance of any other securities), upon consummation of a one-for-203.55 reverse stock split of the Company’s common stock (the “Reverse Stock Split”).

Of the 10,743 shares of Series B Preferred Stock to be issued to the Moqizone Shareholders, an aggregate of 900 shares shall be held in escrow (the “Escrowed Shares”).  All of the Escrowed Shares shall be released to the owners thereof in the event that Moqizone Cayman achieves revenue of at least $19,171,000 (“Target Revenue”) for the twelve month period ending March 31, 2010 (the “Measuring Period”).  In the event Moqizone Cayman achieves revenue less than the Target Revenue for the Measuring Period, a pro rata portion of the Escrowed Shares will released to certain investors at the rate based upon 0.2347 Escrowed Shares for each $1.00 that actual revenues for the Measuring Period shall be less than the Target Revenue.  Escrowed Shares which are not delivered to investors will be returned to the original owners of the Escrowed Shares.

The closing of the transactions contemplated by the Agreement (the “Closing”), is conditioned upon the satisfaction of customary conditions, as well as:

•	the delivery of audited financial statement of Moqizone Cayman for the two years ended December 31, 2008;
•	the resignation of the Company’s current officer and directors and the appointment of officers and directors designated by Moqizone Cayman; and
•	the receipt by the Company of at least $4,000,000 from a new financing transaction.

Promptly following the closing of the Company’s contemplated financing, the Company will takes actions necessary to (i) effectuate the Reverse Stock Split,  (ii) amend its certificate of incorporation to authorize 100,000,000 shares of common stock and 10,000,000 shares of preferred stock (including the shares of Series B Preferred Stock), (iii) provide for indemnification of the officers and directors of the Company and Moqizone Cayman and its subsidiaries, and (iv) change the name of the Company to Moqizone Holding Corporation.

As a result of the Reverse Stock Split and the conversion of the shares of Series B Preferred Stock, the Company will have an aggregate of 11,446,794 shares of common stock outstanding, prior to the issuance of any shares sold in financing transactions.  In addition, in the event the Company’s consolidated revenues for the year ending December 31, 2010 shall equal or exceed $21,560,000, the management shareholders of Moqizone Cayman shall be issued warrants to purchase up to 900,000 additional shares of the Company’s common stock at an exercise price of $1.80 per share, exercisable for a period of three years.  Further, the Company intends to establish a stock incentive plan which authorizes the issuance of up to 1,500,000 additional shares of common stock, as authorized by a compensation committee of the board of directors.

ITEM 9.01                                Financial Statements and Exhibits.

(c)           Exhibits.

10.1
Share Exchange Agreement, dated as of March 15, 2009, by and among Trestle Holdings, Inc. (“Trestle”), Moqizone Holding Limited, the shareholders of Moqizone Holding Limited and the principal stockholder of Trestle

SIGNATURE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRESTLE HOLDINGS, INC.

By:  /s/ ERIC STOPPENHAGN____________
Eric Stoppenhagen
Interim President

Dated:  March 23, 2009